Exhibit 99.1

                                  NEWS RELEASE

Date:           July 20, 2005   11:30 a.m. E.S.T.
Contact:        James L. Saner, Sr., President and CEO
                MainSource Financial Group, Inc.  812-663-0157

                                               [MainSource Financial Group logo]

                  MAINSOURCE FINANCIAL GROUP - NASDAQ, MSFG -
                 Announces Earnings for the Second Quarter 2005


+        Net Income of $4.3 million

+        Return on Average Equity of 13.66%

+        Return on Average Assets of 1.15%

+        Net Interest Margin of 4.04%


James L.  Saner,  Sr.,  President  & CEO of  MainSource  Financial  Group,  Inc.
(NASDAQ: MSFG), announced today the unaudited results for the second quarter ended June 30, 2005. Total net income for the second quarter was $4,326,000 compared to $4,319,000 for the same period in 2004. The Company reported earnings per share of $0.37, which represents a 2.6% decrease compared to the $0.38 per share reported in the second quarter of 2004. In June 2005, the Company completed a public offering of approximately 1.7 million shares of common stock. As previously announced, the majority of the proceeds from this offering will be used in the acquisition of The Madison Bank and Trust Company, which is expected to close in the third quarter of 2005. Excluding the effect of the additional shares issued in the offering, the Company's earnings per share would have been $0.38. For the six months ended June 30, 2005, the Company reported earnings per share of $0.70, which represents a 1.4% decrease over the $0.71 reported for the same period a year ago.

Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 13.66% for the second quarter of 2005 and the return on average assets was 1.15% for the second quarter of 2005. For the six months ended June 30, 2005, the Company's return on average shareholders' equity was 12.96% and the return on average assets was 1.08%.

Mr. Saner stated, "We are pleased with our performance in the second quarter given the fact that we will not be able to fully utilize the proceeds from our recent stock offering until the third quarter. Although our numbers are down slightly from the second quarter of 2004, we showed a significant improvement over the first quarter of this year. On a linked quarter basis, earnings per share, return on average assets, return on average equity, and net interest margin all increased substantially."

NET INTEREST INCOME

Net interest income was $13.2 million for the second quarter of 2005, which represents an increase of 7.3% versus the second quarter of 2004. Average earning assets increased 4.6% while net interest margin, on a fully-taxable equivalent basis, was 4.04% for the second quarter of 2005 compared to 3.85% for the same period a year ago. For the six months ended June 30, 2005, the Company's net interest margin was 3.95% versus 3.79% a year ago.

NON-INTEREST INCOME

Non-interest income was $4.8 million for the second quarter of 2005 compared to $5.3 million for the same period a year ago. This decrease was primarily due to

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a decrease in  mortgage  banking  income and lower gains on sales of  investment securities. In addition, insurance commission income decreased as the Company disposed of the Kentucky division of its insurance subsidiary in March 2005. The Company's Indiana insurance division realized an increase in commission income of 9% compared to the same period a year ago.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2005 was $11.9 million and was relatively flat compared to $11.7 million for the second quarter of 2004. The Company was able to keep expenses flat year over year despite the full quarter effect of Peoples Trust Company in 2005, which was acquired in mid-June 2004. The Company is beginning to realize the cost savings anticipated with the consolidation of its Indiana bank charters.

ASSET QUALITY

As expected, the Company's asset quality improved during the second quarter of 2005. Non-performing assets totaled $14.3 million, or 0.93% of total assets, as of June 30, 2005. The Company had $17.6 million of non-performing assets, or 1.18% of total assets as of March 31, 2005, and $15.7 million, or 1.02% of total assets at year-end 2004. The allowance for loan losses was $11.3 million as of June 30, 2005 which represented 1.23% of total outstanding loans.

Mr. Saner stated, "Our efforts to reduce our non-performing assets have been successful over the last quarter as we continue to improve the asset quality of the Company. This continues to be a major focus for our Company in 2005."

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.5 billion. The Company operates 54 offices in 22 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.


Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ materially from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.



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
                                                   MAINSOURCE FINANCIAL GROUP
                                                           (unaudited)
                                          (Dollars in thousands except per share data)

Income Statement Summary                                        Three months ended June 30           Six months ended June 30
                                                                  2005             2004              2005               2004
                                                              -------------    --------------    --------------    ---------------
    Interest Income                                         $19,533          $17,474            $38,226           $34,238

    Interest Expense                                          6,348            5,190             12,336            10,482
                                                              -------------    --------------    --------------    ---------------
    Net Interest Income
                                                              13,185           12,284            25,890            23,756

    Provision for Loan Losses                                 340              60                460               60
    Noninterest Income:

          Insurance commissions                               523              691               1,110             1,389

          Mortgage banking                                    679              919               1,225             1,718

          Service charges on deposit accounts                 1,805            1,720             3,471             3,258

          Gain on sales of securities                         213              437               224               773

          Other                                               1,619            1,495             3,388             2,771
                                                              -------------    --------------    --------------    ---------------
                    Total Noninterest Income
                                                              4,839            5,262             9,418             9,909
    Noninterest Expense:

          Employee                                            6,886            6,639             13,762            13,080

          Occupancy                                           824              762               1,723             1,520

          Equipment                                           985              932               2,015             1,864

          Intangible amortization                             295              232               590               466

          Other                                               2,873            3,131             5,867             5,730
                                                              -------------    --------------    --------------    ---------------
                    Total Noninterest Expense
                                                              11,863           11,696            23,957            22,660

    Earnings Before Income Taxes                              5,821            5,790             10,891            10,945

    Provision for Income Taxes                                1,495            1,471             2,775             2,991
                                                              -------------    --------------    --------------    ---------------
    Net Income                                                 $                $                 $                 $
                                                              4,326            4,319             8,116             7,954
                                                              =============    ==============    ==============    ===============

                                                                Three months ended June 30           Six months ended June 30
Average Balance Sheet Data                                        2005             2004              2005               2004
                                                              -------------    --------------    --------------    ---------------
    Gross Loans                                                   $911,109          $872,244          $915,978           $861,891

    Earning Assets                                            1,370,550        1,310,468         1,367,062         1,295,518

    Total Assets                                              1,519,903        1,450,647         1,516,225         1,434,213

    Noninterest Bearing Deposits                              140,007          125,800           137,831           121,069

    Interest Bearing Deposits                                 1,062,596        1,051,637         1,064,552         1,043,566

    Total Interest Bearing Liabilities                        1,241,673        1,204,154         1,241,324         1,193,604

    Shareholders' Equity                                      128,394          109,408           126,290           108,310

                                                                Three months ended June 30           Six months ended June 30
Per Share Data                                                    2005             2004              2005               2004
                                                              -------------    --------------    --------------    ---------------
    Diluted Earnings Per Share                                       $0.37             $0.38             $0.70              $0.71

    Cash Dividends Per Share                                  0.130            0.119             0.260             0.233

    Market Value - High                                       21.62            23.96             22.92             23.07

    Market Value - Low                                        17.30            17.30             17.81             17.81

    Average Outstanding Shares (diluted)                      11,751,831       11,230,427        11,649,538        11,182,721

                                                                Three months ended June 30           Six months ended June 30
Key Ratios                                                        2005             2004              2005               2004
                                                              -------------    --------------    --------------    ---------------
    Return on Average Assets                                         1.15%             1.20%             1.08%              1.12%
    Return on Average Equity                                        13.66%            15.85%            12.96%             14.73%
    Net Interest Margin                                              4.04%             3.85%             3.95%              3.79%
    Efficiency Ratio                                                64.20%            65.74%            66.24%             66.04%
    Net Overhead to Average Assets                                   1.87%             1.78%             1.93%              1.79%

Balance Sheet Highlights
As of June 30                                                     2005             2004
                                                              -------------    --------------
    Total Loans (Excluding Loans Held for Sale)                   $913,326          $946,204

    Allowance for Loan Losses                                 11,275           12,254

    Total Securities                                          446,400          432,494

    Goodwill and Intangible Assets                            45,150           47,193

    Total Assets                                              1,540,386        1,552,494

    Noninterest Bearing Deposits                              146,398          138,509

    Interest Bearing Deposits                                 1,104,036        1,079,488

    Other Borrowings                                          123,308          209,513

    Shareholders' Equity                                      155,047          114,242

Other Balance Sheet Data
As of June 30                                                     2005             2004
                                                              -------------    --------------
    Book Value Per Share                                            $11.74             $9.89
    Loan Loss Reserve to Loans                                       1.23%             1.30%
    Nonperforming Assets to Total Assets                             0.93%             0.84%

    Outstanding Shares                                        13,210,268       11,551,357

Asset Quality
As of June 30                                                     2005             2004
                                                              -------------    --------------
    Loans Past Due 90 Days or More and Still Accruing                 $257              $225

    Non-accrual Loans                                         12,894           10,525

    Other Real Estate Owned                                   1,175            2,282
                                                              -------------    --------------
    Total Nonperforming Assets                                     $14,326           $13,032



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